STOCK ESCROW AGREEMENT

STOCK ESCROW AGREEMENT, dated as of __________, 2007 (“Agreement”), by and among TREMISIS ENERGY ACQUISITION CORPORATION II, a Delaware corporation (“Company”), LAWRENCE S. COBEN, RONALD D. ORMAND, JON SCHOTZ, CHARLES A. NORRIS, STEPHEN N. CASATI, BILL GOLDSTEIN, DEAN VANECH, JERRY DOREN, OWEN COLEMAN, BILL ARMSTRONG, TREVOR WILSON, BRIAN MCINERNY, RICHARD KASSAR, DAVID LEVINE, JIM LAND and DR. JOHN JACOBS (collectively “Initial Stockholders”) and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, a New York corporation (“Escrow Agent”).

WHEREAS, the Company has entered into an Underwriting Agreement, dated _________, 2007 (“Underwriting Agree-ment”), with Merrill Lynch & Co., Inc. (“Merrill Lynch”) acting as representative of the several underwriters (collectively, the “Underwriters”), pur-suant to which, among other matters, the Underwriters have agreed to purchase 9,500,000 units (“Units”) of the Company. Each Unit consists of one share of the Company’s common stock, par value $.0001 per share (“Common Stock”), and one warrant, each full warrant to purchase one share of Common Stock, all as more fully described in the Company’s final Prospectus, dated _______, 2007 (“Prospectus”) com-prising part of the Company’s Registration Statement on Form S-1 (File No. 333-145625) under the Securities Act of 1933, as amended (“Registration Statement”), declared effective on __________, 2007 (“Effective Date”).

WHEREAS, the Initial Stockholders have agreed as a condition of the sale of the Units to deposit their shares of Common Stock of the Company, as set forth opposite their respective names in Exhibit A attached hereto (collec-tively “Escrow Shares”), in escrow as hereinafter provided.

WHEREAS, the Company and the Initial Stockholders desire that the Escrow Agent accept the Escrow Shares, in escrow, to be held and disbursed as hereinafter provided.

IT IS AGREED:

1. Appointment of Escrow Agent. The Company and the Initial Stockholders hereby appoint the Escrow Agent to act in accordance with and subject to the terms of this Agreement and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with and subject to such terms.

2. Deposit of Escrow Shares. On or before the Effective Date, each of the Initial Stockholders shall deliver to the Escrow Agent certificates representing his, her or its respective Escrow Shares, to be held and disbursed subject to the terms and conditions of this Agree-ment. Each Initial Stockholder acknowledges that the certi-ficate representing his, her or its Escrow Shares is legended to reflect the deposit of such Escrow Shares under this Agreement.

3. Disbursement of the Escrow Shares. The Escrow Agent shall hold the Escrow Shares until one year after the consummation of a Business Combination (as defined in the Registration Statement) (“Escrow Period”), on which date it shall, upon written instructions from each Initial Stockholder, disburse each of the Initial Stockholder’s Escrow Shares (and any applicable stock power) to such Initial Stockholder; pro-vided, however, that if the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided, however, that if the Underwriters exercise their over-allotment option to purchase an additional 1,425,000 Units of the Company (as described in the Prospectus), the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation, at no cost, the number of Escrow Shares held by each Initial Stockholder determined by multiplying (a) the product of (i) 356,250, multiplied by (ii) a fraction, (x) the numerator of which is the number of Escrow Shares held by each Initial Stockholder, and (y) the denominator of which is the total number of Escrow Shares, by (b) a fraction, (i) the numerator of which is 1,425,000 minus the number of shares of Common Stock purchased by the Underwriters upon the exercise of their over-allotment option, and (ii) the denominator of which is 1,425,000; provided further, however, that if the Company consummates a Business Combination in which holders of more than 20% of the shares sold in the IPO exercise their conversion rights (as described more fully in the Prospectus), the Initial Stockholders agree that the Escrow Agent shall return to the Company for cancellation a number of Escrow Shares held by them so that the Initial Stockholders will collectively own no more than 23.8% of the Company's outstanding Common Stock upon consummation of such Business Combination (without giving effect to any shares that may be issued in the Business Combination). If the Escrow Agent is notified by the Company pursuant to Section 6.7 hereof that the Company is being liquidated at any time during the Escrow Period, then the Escrow Agent shall promptly destroy the certificates representing the Escrow Shares; provided further, however, that if, after the Company consummates a Business Combination (as such term is defined in the Registration Statement), it (or the surviving entity) subsequently consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders of such entity having the right to exchange their shares of Common Stock for cash, securities or other property, then the Escrow Agent will, upon receipt of a certificate, executed by the Chairman of the Board, President or other authorized officer of the Company, in form reasonably acceptable to the Escrow Agent, that such transaction is then being consummated or such conditions have been achieved, as applicable, release the Escrow Shares to the Initial Stockholders. The Escrow Agent shall have no further duties hereunder after the disbursement or destruction of the Escrow Shares in accordance with this Section 3.

4. Rights of Initial Stockholders in Escrow Shares.

4.1 Voting Rights as a Stockholder. Subject to the terms of the Insider Letter described in Section 4.4 hereof and except as herein provided, the Initial Stockh-olders shall retain all of their rights as stock-holders of the Company during the Escrow Period, includ-ing, without limitation, the right to vote such shares.

4.2 Dividends and Other Distributions in Respect of the Escrow Shares. During the Escrow Period, all dividends payable in cash with respect to the Escrow Shares shall be paid to the Initial Stockholders, but all dividends payable in stock or other non-cash property (“Non-Cash Dividends”) shall be delivered to the Escrow Agent to hold in accordance with the terms hereof. As used herein, the term “Escrow Shares” shall be deemed to include the Non-Cash Dividends distributed thereon, if any.

4.3 Restrictions on Transfer. In order to induce the Underwriters to enter into the Underwriting Agreement, the Initial Stockholders will not, without the prior written consent of Merrill Lynch, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Initial Stockholders or any affiliate of the Initial Stockholders or any person in privity with the Initial Stockholders or any affiliate thereof), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Securities and Exchange Commission (the “Commission”) in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder with respect to, any Escrow Shares, or publicly announce an intention to effect any such transaction, during the period in which such Escrow Shares are held in escrow hereunder, except (i) to an entity’s members upon its liquidation, (ii) by bona fide gift to a member of an Initial Stockholder’s immediate family or to a trust, the beneficiary of which is an Initial Stockholder or a member of an Initial Stockholder’s immediate family, (iii) by virtue of the laws of descent and distribution upon death of any Initial Stockholder, (iv) pursuant to a qualified domestic relations order or (v) by private sales of the Escrow Shares made at or prior to the consummation of a Business Combination at prices no greater than the price at which the shares were originally purchased; provided, however, that such transfers may be implemented only upon the respective transferee’s written agreement to be bound by the terms and conditions of this Agreement and of the Insider Letter signed by the Initial Stockholder transferring the Escrow Shares and no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such disposition or transfer.

4.4 Insider Letters. Each of the Initial Stock-holders has executed a letter agreement with Merrill Lynch and the Company, dated as indicated on Exhibit A hereto, and which is filed as an exhibit to the Registration Statement (“Insider Letter”), respecting the rights and obligations of such Initial Stockholder in certain events, including but not limited to the liquidation of the Company.

5. Concerning the Escrow Agent.

5.1 Good Faith Reliance. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith and in the exercise of its own best judgment, and may rely conclusively and shall be pro-tected in acting upon any order, notice, demand, certifi-cate, opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Escrow Agent to be genuine and to be signed or presented by the proper person or persons. The Escrow Agent shall not be bound by any notice or demand, or any waiver, modification, termina-tion or rescission of this Agree-ment unless evidenced by a writing delivered to the Escrow Agent signed by the proper party or parties and, if the duties or rights of the Escrow Agent are affected, unless it shall have given its prior written consent thereto.

 5.2 Indemnification. The Escrow Agent shall be indemnified and held harmless by the Company from and against any expenses, including coun-sel fees and disbursements, or loss suffered by the Escrow Agent in connection with any action, suit or other proceeding involving any claim which in any way, directly or indirectly, arises out of or relates to this Agreement, the services of the Escrow Agent hereunder, or the Escrow Shares held by it hereunder, other than expenses or losses arising from the gross negligence or willful misconduct of the Escrow Agent. Promptly after the receipt by the Escrow Agent of notice of any demand or claim or the com-mence-ment of any action, suit or proceeding, the Escrow Agent shall notify the other parties hereto in writing. In the event of the receipt of such notice, the Escrow Agent, in its sole discre-tion, may commence an action in the nature of interpleader in an appropriate court to determine ownership or disposition of the Escrow Shares or it may deposit the Escrow Shares with the clerk of any appropriate court or it may retain the Escrow Shares pending receipt of a final, non-appealable order of a court having jurisdiction over all of the parties hereto directing to whom and under what circum-stances the Escrow Shares are to be disbursed and delivered. The provisions of this Section 5.2 shall survive in the event the Escrow Agent resigns or is discharged pursuant to Sections 5.5 or 5.6 below.

5.3 Compensation. The Escrow Agent shall be entitled to reason-able compensation from the Company for all services rendered by it hereunder. The Escrow Agent shall also be entitled to reimburse-ment from the Company for all expenses paid or incurred by it in the administration of its duties hereunder including, but not limited to, all counsel, advisors’ and agents’ fees and disburse-ments and all taxes or other governmental charges.

5.4 Further Assurances. From time to time on and after the date hereof, the Company and the Initial Stock-holders shall deliver or cause to be delivered to the Escrow Agent such further documents and instru-ments and shall do or cause to be done such further acts as the Escrow Agent shall reasonably request to carry out more effectively the provisions and purposes of this Agree-ment, to evidence compliance herewith or to assure itself that it is protected in acting hereunder.

5.5 Resignation. The Escrow Agent may resign at any time and be discharged from its duties as escrow agent hereunder by its giving the other parties hereto written notice and such resignation shall become effective as herein-after provided. Such resignation shall become effective at such time that the Escrow Agent shall turn over to a suc-cessor escrow agent appointed by the Company, the Escrow Shares held hereunder. If no new escrow agent is so appointed within the 60 day period follow-ing the giv-ing of such notice of resignation, the Escrow Agent may deposit the Escrow Shares with any court it reasonably deems appropriate.

5.6 Discharge of Escrow Agent. The Escrow Agent shall resign and be discharged from its duties as escrow agent hereunder if so requested in writing at any time by the other parties hereto, jointly, pro-vided, however, that such resignation shall become effec-tive only upon acceptance of appointment by a successor escrow agent as provided in Section 5.5.

5.7 Liability. Notwithstanding anything herein to the con-trary, the Escrow Agent shall not be relieved from liability hereunder for its own gross negligence or its own willful misconduct.

6. Miscellaneous.

6.1 Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction (whether of the State of New York or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of New York). The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 6.6 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim..

6.2 Third Party Beneficiaries. Each of the Initial Stockholders hereby acknowledges that the Underwriters are third party beneficiaries of this Agreement and this Agreement may not be modified or changed without the prior written consent of Merrill Lynch.

6.3 Entire Agreement. This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof and, except as expressly provided herein, may not be changed or modified except by an instrument in writing signed by the party to the charged. It may be executed in several original or facsimile counterparts, each one of which shall constitute an original, and together shall constitute but one instrument

6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation thereof.

6.5 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their legal representatives, successors and assigns.

6.6 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed, certified or registered mail, or by private national courier service, return receipt requested, postage prepaid, and shall be deemed given when so delivered personally or, if mailed, two days after the date of mailing, as follows:

If to the Company, to:

Tremisis Energy Acquisition Corporation II
11622 Monica Street
Houston, Texas 77024
Attn: Chairman

If to a Stockholder, to his address set forth in Exhibit A.

and if to the Escrow Agent, to:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Chairman

A copy of any notice sent hereunder shall be sent to:

Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
Attn: David Alan Miller, Esq.

and:

Merrill Lynch & Co., Inc.
4 World Financial Center
250 Vesey Street
New York, New York 10080
Attn:
Facsimile: ( ) -

and:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attn: W. Mark Young, Esq.
Facsimile: (713) 238-7111

The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice to any such change in the manner provided herein for giving notice.

 6.7 Liquidation of the Company. The Company shall give the Escrow Agent written notification of the liquidation of the Company in the event that the Company fails to consummate a Business Combination within the time period specified in the Prospectus.

WITNESS the execution of this Agreement as of the date first above written.

TREMISIS ENERGY ACQUISITION CORPORATION II

By:
Name: Title:

INITIAL STOCKHOLDERS:

Lawrence S. Coben

Ronald D. Ormand

Jon Schotz

Charles A. Norris

Stephen N. Casati

Bill Goldstein

Dean Vaneck

Jerry Doren

Owen Coleman

Bill Armstrong

Trevor Wilson

Brian McInerny

Richard Kassar

David Levine

Jim Land

Dr. John Jacobs

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name: Title:

EXHIBIT A

Name and Address of Initial Stockholder	Number of Shares	Stock Certificate Number	Date of Insider Letter

Lawrence S. Coben Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	1,071,875	1	November 1, 2007

Ronald D. Ormand Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	1,071,875	2	November 1, 2007

Jon Schotz c/o Saybrook Capital, LLC 401 Wilshire Boulevard, Suite 850 Santa Monica, California 90401	150,000	3	November 1, 2007

Charles A. Norris 1385 Park Center Drive Vista, California 92081	150,000	4	November 1, 2007

Stephen N. Casati Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	25,000	5	November 1, 2007

Bill Goldstein c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	42,185	6	November 1, 2007

Dean Vaneck c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	37,500	7	November 1, 2007

Jerry Doren c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	28,125	8	November 1, 2007

Owen Coleman c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	28,125	9	November 1, 2007

Bill Armstrong c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	28,125	10	November 1, 2007

Trevor Wilson c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	28,125	11	November 1, 2007

Brian McInerny c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	14,063	12	November 1, 2007

Richard Kassar c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	14,063	13	November 1, 2007

David Levine c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	14,063	14	November 1, 2007

Jim Land c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	14,063	15	November 1, 2007

Dr. John Jacobs c/o Tremisis Energy Acquisition Corporation II 11622 Monica Street Houston, Texas 77024	14,063	16	November 1, 2007